SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                  Securities and Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement         [ ]  CONFIDENTIAL, FOR USE
[X]  Definitive Proxy Statement               OF THE COMMISSION
[ ]  Definitive Additional Materials          ONLY (AS PERMITTED BY
[ ]  Soliciting Material Pursuant to          RULE 14a-6 (e)(2))
     Rule 14a-11(c) or Rule 14a-12

                       REALTY INCOME CORPORATION
            (Name of Registrant as Specified in its Charter)

                       Realty Income Corporation
              (Name of Person(s) Filing Proxy Statement,
                   if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11
     1) Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rune 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:




                (Realty Income Corporation Letterhead)




                            March 27, 2000




Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Realty Income Corporation to be held at 9:00 a.m., local time, on May 3, 2000 at the California Center for the Arts Escondido, 340 North Escondido Boulevard, Escondido, California.

    At the Annual Meeting, you will be asked to consider and vote upon the election of three directors to the Board of Directors of the Company.

    The election of the members of the Board of Directors of the Company is more fully described in the accompanying Proxy Statement. We urge you to carefully review the Proxy Statement.

    The Company's Board of Directors recommends a VOTE FOR the election of each nominee to the Board of Directors named in the accompanying Proxy Statement.

    YOUR VOTE IS IMPORTANT TO THE COMPANY, WHETHER YOU OWN FEW OR MANY SHARES! Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

                                 Sincerely,



                                /s/THOMAS A. LEWIS
                                ------------------
                                THOMAS A. LEWIS
                                Vice Chairman of the Board,
                                Chief Executive Officer, and President










                       REALTY INCOME CORPORATION
                         220 West Crest Street
                   Escondido, California  92025-1707

                         ---------------------


                NOTICE OF ANNUAL MEETING TO BE HELD ON
                             May 3, 2000

                         ---------------------



To the Stockholders of
Realty Income Corporation:

    Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Realty Income Corporation, a Maryland corporation (the "Company" or "Realty Income"), will be held at the California Center for the Arts Escondido, 340 North Escondido Boulevard, Escondido, California, 92025 at 9:00 a.m., local time, on May 3, 2000, to consider and act upon:

    1. The election of three members of the Board of Directors of the Company; and

    2. Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    The election of directors is more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

    During the course of the Annual Meeting, management will report on the current activities of Realty Income and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and make appropriate comments.

    The Board of Directors has fixed the close of business on March 7, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders will be available for inspection at the offices of the Company at 220 West Crest Street, Escondido, California, at least ten days prior to the Annual Meeting.

    If you plan to be present, please notify the undersigned so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and return promptly the enclosed proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration.

                                  Sincerely,



                                  /s/MICHAEL R. PFEIFFER
                                  ----------------------
                                  Michael R. Pfeiffer
March 27, 2000                    Executive Vice President,
                                  General Counsel and Secretary




                        YOUR VOTE IS IMPORTANT
   TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED
           PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE



































                 (Realty Income Corporation Letterhead)

                       REALTY INCOME CORPORATION
                         220 West Crest Street
                   Escondido, California  92025-1707

                            PROXY STATEMENT
                                  for
                     ANNUAL MEETING OF STOCKHOLDERS
                              May 3, 2000


    This Proxy Statement is furnished to the stockholders of Realty Income Corporation, a Maryland corporation ("Realty Income", the "Company", "we" or "our"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 3, 2000, at 9:00 a.m., local time, at the California Center for the Arts Escondido, 340 North Escondido Boulevard, Escondido, California 92025, and at any adjournment or postponement thereof. References to the Company include R.I.C. Advisor, Inc., or the Advisor, prior to its merger into the Company in August 1995. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors will first be sent to the Company's stockholders is on or about March 28, 2000.

    At the Annual Meeting, holders of record of shares of our Common Stock will consider and vote upon (i) the election of three members of the Board of Directors of the Company and (ii) such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Directors recommends a vote FOR each nominee to the Board of Directors named in this Proxy Statement. See "Proposal to Elect Directors."

    On March 7, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, we had 26,793,370 shares of common stock, par value $1.00 per share (the "Common Stock"), outstanding. Each such share of Common Stock is entitled to one vote on each matter properly brought before the meeting. Stockholders are not permitted to cumulate their shares of Common Stock for the purpose of electing directors or otherwise. The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum.

    Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are exercised) will be voted at the Annual Meeting FOR the election of each nominee to the Board of Directors named in this Proxy Statement. With respect to any other business which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be exercised in the discretion of the designated proxy holders. A stockholder may revoke his or her proxy at any time before exercise by delivering to the Secretary of the Company a written notice of revocation, by filing with the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy.

    The election inspector will treat shares represented by properly signed and returned proxies marked WITHHOLD AUTHORITY as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of this election of directors, withheld votes will not be counted as votes cast and will have no effect on the result of the vote.

    If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

    We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of the Company will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith.
Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

    Our Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE") under the ticker symbol "O". On March 14, 2000, the last reported sale price for the Company's Common Stock on the NYSE was $20.25 per share.

    No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person.


                      ---------------------------


          The date of this Proxy Statement is March 27, 2000.




                                                             Page 2

                              PROPOSAL 1
                         ELECTION OF DIRECTORS

General

    Our Board of Directors currently consists of seven directors divided into three classes, designated as Class I, Class II, and Class
III. Each class is elected to a three-year term and the election of directors is staggered, so that only one class of directors is elected at each annual meeting of stockholders. The Class III directors' terms expire at the 2000 Annual Meeting of stockholders. As such, stockholders of record as of March 7, 2000 will be entitled to vote on the election of three Class III directors for three-year terms at the Annual Meeting.


Vote Required; Board Recommendation

    A plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, will be sufficient to elect each director. Accordingly, withheld votes as to the election of directors will not affect the result of the vote. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of each of the director nominees named below. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares represented by the proxies will be voted for another person or persons designated by our Board of Directors. In no event will the proxies be voted for more than three nominees.


Director Nominees

    The following table sets forth certain information regarding the Director nominees, each of whom is a current director of Realty
Income:

                Name              Age        Title         Class
           William E. Clark       62       Chairman of      III
                                           the Board

           Thomas A. Lewis        47       Vice Chairman    III
                                           of the Board,
                                           Chief Executive
                                           Officer and
                                           President

           Kathleen R. Allen,     54       Director         III
           Ph.D.

                                                             Page 3

    William E. Clark is the Chairman of the Board of Directors and a Director of the Company and has served in this position since 1969.
He served as Chief Executive Officer of the Company from 1969 to May 1997. Mr. Clark was also co-founder of Realty Income Corporation. He has been involved as a principal in commercial real estate acquisi-tion, development, management and sales for over 30 years. His involvement includes land acquisition, tenant lease negotiations, construction and sales of commercial properties for regional and national fast-food restaurants, automotive and retail chain store operations throughout the United States. Mr. Clark is a member of the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

    Thomas A. Lewis is Chief Executive Officer and President of Realty Income. He is also Vice Chairman of the Board of Directors and has been a member of the Board since September 1993. He joined the Company in 1987 and served in a variety of executive positions including Vice President, Capital Markets until 1997 when he was named Chief Executive Officer. Prior to joining Realty Income, he was an executive with Johnstown Capital, a real estate management and syndication company (1982-1987), an Investment Specialist with Sutro & Company, a member of the New York Stock Exchange (1979-1982), and a marketing executive with Proctor & Gamble (1974-1979). Mr. Lewis serves as a director and officer of Crest Net Lease, Inc., a subsidiary of the Company.

    Kathleen R. Allen, Ph.D. has been a Director of the Company since February 2000. She is a Professor at the University of Southern California and the Coordinator of the Marshall School of Business, Undergraduate Entrepreneur Program. She is also the co-founder, Chairman and Chief Financial Officer of Gentech Corporation, a manufacturer of industrial power source machines. She serves as a consultant to Microsoft Corporation and two medical technology ventures, and is the author of ten books in the field of entrepreneurship and technology, a field in which she is considered an expert. Dr. Allen is a member of the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

Incumbent Directors

  Name                 Age      Title                            Class
Roger P. Kuppinger     59       Director                           I

Michael D. McKee       54       Director                           I

Donald R. Cameron      60       Director                          II

Willard H. Smith Jr.   63       Director                          II

    Roger P. Kuppinger has been a Director of the Company since August 1994. He is a self-employed investment banker and financial advisor who is an active investor in both private and public companies. Prior to March 1994, he was a Managing Director at the investment banking firm of Sutro & Co. Inc. Prior to joining Sutro in 1969, he worked at First Interstate Bank, formerly named United California Bank (1964-
1969). He has served on over ten boards of directors for both public and private companies, and currently serves on the board of directors of BRE Properties, Inc. Mr. Kuppinger is chairman of the Audit Committee and is a member of the Compensation Committee and the Corporate Governance Committee.

    Michael D. McKee has been a Director of the Company since August 1994. He is Vice Chairman (July 1999 - present) and Chief Financial Officer (January 1997 - present) of The Irvine Company and was Executive Vice President (March 1994 - July 1999) of The Irvine Company. Prior to joining The Irvine Company, he was a partner in the law firm of Latham & Watkins (1986-1994). His business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. He is currently a member of the board of directors of The Irvine Company, Health Care Property Investors, Inc. and Mandalay Bay Resorts. Mr. McKee is a member of the Compensation Committee, the Audit Committee and the Corporate Governance Committee.

    Donald R. Cameron has been a Director of the Company since August 1994. He is a co-founder and President of Cameron, Murphy & Spangler, Inc., a securities broker-dealer firm and registered investment advisor located in Pasadena, California. Prior to founding Cameron, Murphy & Spangler in 1975, he worked at the securities brokerage firm of Glore Forgan Staats, Inc. and its successors (1969-1975). Mr. Cameron is chairman of the Compensation Committee and is a member of the Audit Committee and the Corporate Governance Committee.

    Willard H. Smith Jr. has been a Director of the Company since July 1996. He was the Managing Director, Equity Capital Markets Division, of Merrill Lynch & Co. from 1983 until his retirement in 1996. Prior to joining Merrill Lynch in 1979, he was employed by F. Eberstadt & Co. (1971 - 1979). Mr. Smith also serves on the boards of directors of six investment companies: Cohen & Steers Realty Shares; Cohen & Steers Realty Income Fund; Cohen & Steers Total Return Realty Fund; Cohen & Steers Special Equity Fund, Inc., Cohen & Steers Equity Income Fund, and Cohen & Steers Institutional Realty Shares, Inc. He is also a member of the board of directors of Essex Property Trust and Highwoods Property Trust, two NYSE-listed REITs, and Willis Lease Finance Corporation, a NASDAQ-listed company. Mr. Smith also serves as a director of Crest Net Lease, Inc., a subsidiary of the Company. Mr. Smith is chairman of the Corporate Governance Committee and is a member of the Audit Committee and the Compensation Committee.

Committees of the Board of Directors

    The Audit Committee of the Board of Directors is comprised of Dr. Allen and Messrs. Cameron, Clark, Kuppinger (chairman), McKee and Smith. The Audit Committee's principal responsibilities include recommending to the Board of Directors the selection of the our independent auditors, approving any special assignments given to the independent auditors and reviewing (i) the scope and results of the audit engagement with the independent auditors and management, including the accountant's letter of comments and management's responses thereto, (ii) the independence of the independent auditors,
(iii) the effectiveness and efficiency of our internal accounting staff and (iv) any proposed significant accounting changes.

    The Compensation Committee of the Board of Directors is comprised of Dr. Allen and Messrs. Cameron (chairman), Clark, Kuppinger, McKee and Smith. The Compensation Committee's principal responsibilities include establishing remuneration levels for officers of the Company, reviewing management organization and development, reviewing significant employee benefits programs and establishing and administering executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

    The Corporate Governance Committee of the Board of Directors is comprised of Dr. Allen and Messrs. Cameron, Clark, Kuppinger, McKee and Smith (chairman). The Corporate Governance Committee's principal purpose is to provide counsel to the Board of Directors with respect to (i) organization, membership and function of the Board of Directors, (ii) structure and membership of the committees of the Board of Directors and (iii) succession planning for the executive management of the Company.

    The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.


Meetings and Attendance

    The Board of Directors met 12 times during the fiscal year ended December 31, 1999. In 1999, the Audit Committee met two times, the Compensation Committee met three times and the Corporate Governance Committee met two times. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board while they were on the Board and (ii) the total number of meetings of the committees of the Board on which such directors served.

Compensation of the Company's Directors

No officer of the Company receives or will receive any compensation for serving the Company as a member of the Board of Directors or any of its committees. Directors who are not officers of the Company receive the following fees:

- $15,000 annual fee, the chairman of the Board of Directors receives an annual fee of $30,000;
- $1,000 for attending Board of Directors meetings in person ($1,500 for the chairman of the Board);
- $500 for attending Board of Directors committee meetings in person ($1,000 for the chairman of the committee);
- $500 for attending Board of Directors meetings by telephone ($750 for the chairman of the Board);
- $250 for attending Board of Directors committee meetings by telephone ($500 for the chairman of the committee).

    We may also reimburse such directors for travel expenses incurred in connection with their activities on behalf of the Company. Our stock incentive plan provides that, upon his or her initial election to the Board of Directors and at each Annual Meeting of Stockholders thereafter, if the Director is still serving as a Director, each Director who is not an officer of the Company is automatically granted options to purchase 5,000 shares of Realty Income Common stock at the then current market price. These options vest during the Director's continued service period on the first anniversary of the date of the grant.


                      SENIOR OFFICERS OF THE COMPANY

Name                   Title                                       Age
-------------------    ---------------------------------------     ---
Thomas A. Lewis        Vice Chairman of the Board, Chief            47
                         Executive Officer and President

Gary M. Malino         Executive Vice President, Chief              42
                         Financial Officer and Treasurer

Michael R. Pfeiffer    Executive Vice President, General            39
                         Counsel and Secretary

Kim S. Kundrak         Senior Vice President, Portfolio             43
                         Acquisitions

Mark G. Selman         Senior Vice President, Portfolio             45
                         Management

    Biographical information with respect to Mr. Lewis is set forth above under Director Nominees.

    Gary M. Malino is Executive Vice President, Chief Financial Officer and Treasurer of Realty Income. He joined the Company in 1985 and served in various executive positions until his promotion to Chief Financial Officer in 1994. Prior to joining Realty Income, he was a Certified Public Accountant with an accounting firm (1981-1985) and Assistant Controller with McMillan Development Company, a real estate development company (1979-1981).

    Michael R. Pfeiffer is Executive Vice President, General Counsel and Secretary of Realty Income. He joined the Company in 1990 and served as corporate counsel for the Company until 1995 when he was named General Counsel and Secretary. Prior to joining Realty Income, he was in private practice for a firm specializing in real estate transactional law (1987-1990) and served as Associate Counsel with First American Title Insurance Company (1986-1987). He is a licensed attorney and member of the State Bar of California and Florida.

    Kim S. Kundrak is Senior Vice President, Portfolio Acquisitions. He joined the Company in 1996 and served as both a Director of Portfolio Acquisitions as well as National Accounts Manager prior to being promoted to Senior Vice President. Before joining Realty Income, he was Chief Financial Officer and Vice President of Asset Management for Burnham Pacific Properties, a San Diego-based real estate investment trust (1987-1995). He also served as General Manager of a regional mall for the Ernest W. Hahn Company (1982-1985).

    Mark G. Selman is Senior Vice President, Portfolio Management. He joined the Company in 1997 and served as both a Director and Vice President of Portfolio Management before being promoted to Senior Vice President. Prior to joining Realty Income, he was with the Real Estate Consulting Group of KPMG Peat Marwick LLP (1989-1997) and was an investment advisor and registered representative for the investment firms of Wedbush, Noble, Cook (1983-1986) and Kidder Peabody (1986-
1988).


                         EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth information concerning the compensation awarded to, earned by or paid during the fiscal years ended December 31, 1999, 1998 and 1997 to our Chief Executive Officer and to the other four most highly compensated executive officers of the Company for the fiscal years ended December 31, 1999, 1998 and 1997 (the "Named Executive Officers").

                         Annual Compensation    Long-Term Compensation
                      ------------------------- ----------------------
                                                       Awards (1)
                                                 ---------------------
Name and                                          Options   Restricted
Principal Position     Year     Salary    Bonus     (#)      Stock (2)
--------------------  ------   --------  -------  ------    ----------
Thomas A. Lewis
Vice Chairman of the   1999    $262,500  $75,000  40,000      $61,875
  Board, Chief         1998    $250,000  $53,100  47,600      $52,238
  Executive Officer    1997    $231,917    --     63,800      $86,488
  and President

Richard J. VanDerhoff(4)
Former President and   1999    $225,000  $10,935    --           --
  Chief Operating      1998    $225,000  $27,405  24,600      $27,363
  Officer              1997    $225,000     --    62,000      $83,944

Gary M. Malino
Executive Vice         1999    $190,000  $30,000  20,000      $24,750
  President, Chief     1998    $175,000  $19,934  17,900      $19,900
  Financial Officer,   1997    $175,000     --    37,600      $50,875
  Treasurer

Michael R. Pfeiffer
Executive Vice         1999    $190,000  $30,000  20,000      $24,750
  President, General   1998    $145,000  $17,324  15,500      $17,413
  Counsel, Secretary   1997    $145,000     --    31,200      $43,244

Richard G. Collins(5)
Former Senior Vice     1999    $155,000  $25,000    --           --
  President, Portfolio 1998    $145,000  $15,693  14,100      $14,925
  Acquisitions         1997    $137,945     --    29,500      $40,700

                                   Long-Term Compensation
                                  -----------------------
                                              All Other
Name and                           LTIP      Compensation
Principal Position    Year        Payouts        (3)
--------------------  ------      -------    ------------
Thomas A. Lewis
Vice Chairman of the   1999           --         $4,800
  Board, Chief         1998           --         $4,800
  Executive Officer    1997           --         $4,750
  and President

Richard J. VanDerhoff(4)
Former President and   1999           --         $4,800
  Chief Operating      1998           --         $4,800
  Officer              1997           --         $4,750
(table continued next page)
                                                           Page 9

(table continued)
                                   Long-Term Compensation
                                  -----------------------
                                              All Other
Name and                           LTIP      Compensation
Principal Position    Year        Payouts        (3)
--------------------  ------      -------    ------------
Gary M. Malino
Executive Vice         1999           --         $4,800
  President, Chief     1998           --         $4,800
  Financial Officer,   1997           --         $4,750
  Treasurer

Michael R. Pfeiffer
Executive Vice         1999           --         $4,800
  President, General   1998           --         $4,800
  Counsel, Secretary   1997           --         $4,397

Richard G. Collins(5)
Former Senior Vice     1999          --          $   --
  President, Portfolio 1998          --          $   --
  Acquisitions         1997          --          $  750

[FN]
(1) The options and restricted stock shown as compensation for 1999, 1998 and 1997 were granted on January 1, 2000, January 1, 1999 and January 1, 1998, respectively. We grant options and restricted stock from time to time to executive officers based on performance during a fiscal year and, since such performance often cannot be measured until after the end of a fiscal year, the options and restricted stock grants may be made in the subsequent fiscal year.

(2) Restricted stock is awarded pursuant to our management incentive plan. All awards granted under the management incentive plan are made in accordance with the provisions of our stock incentive plan. Restricted stock vests equally over three years on each anniversary of the grant date. Restricted stock is eligible to receive distributions from the date of grant. At December 31, 1999, the Named Executives held 15,066 shares of restricted stock valued at $310,736. During the three year period ended
     December 31, 1999, 22,700 restricted shares were awarded to the Named Executive Officers.

(3) Represents the amount we contribute pursuant to a 401(k) retirement plan. Under the terms of this plan, we match 50% of the employee's contribution to the plan, up to 6% of the employee's salary. Employees may contribute up to 15% of their salary, capped at $10,000.

(4) On December 31,1999, Richard J. VanDerhoff's employment with the Company terminated.
                                                           Page 10

(5) On January 1, 2000, Richard G. Collins transferred to Crest Net Lease, Inc, of which the Company owns a 95% non-voting common stock interest. Mr. Collins is the Chief Executive Officer and President of Crest Net Lease, Inc.

Option Grants in Last Fiscal Year

    The following table provides information on options granted to the Named Executive Officers on January 1, 2000 (as compensation for performance in 1999).

                              Individual Grants
----------------------------------------------------------------------
                                        Percentage
                                         of Total
                            Number of    Options
                              Shares    Granted to
                      Year  Underlying   Employees   Exercise  Expir-
                       of   Options      in Fiscal    Price    ation
Name                 Award  Granted(1)   Year (2)   Per Share  Date
-------------------  -----  ----------  ----------  --------- -------
Thomas A. Lewis       1999    40,000       29.2%      20.625  12/31/09

Gary M. Malino        1999    20,000       14.6%      20.625  12/31/09

Michael R. Pfeiffer   1999    20,000       14.6%      20.625  12/31/09

                                      Potential Realizable Value at
                                      Assumed Annual Rates of Stock
                                          Price Appreciation for
                      Year                    Option Term(3)
                       of            -------------------------------
Name                 Award                  5%               10%
-------------------  -----            -------------    --------------
Thomas A. Lewis       1999             $  518,838       $1,314,838

Gary M. Malino        1999             $  259,419       $  657,419

Michael R. Pfeiffer   1999             $  259,419       $  657,419

[FN]
(1) These options were granted on January 1, 2000 as compensation for performance during 1999. All such options vest ratably over three years. Options are granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment. The option exercise price is equal to the fair market value of the shares on the date of grant.

(2) Percentages shown for 1999 represent the percentage of total options granted to employees as compensation for performance in 1999 that were granted on January 1, 2000, respectively.
                                                           Page 11

(3) Assumed annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and our financial performance. No assurance can be given that these appreciation rates will be achieved.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
  Option Value Table

    The following table provides information related to the exercise of stock options during the year ended December 31, 1999 by each of the Named Executive Officers and the 1999 fiscal year-end value of in-the-money exercisable and unexercised options.

                                                           Value of
                                       Number of         Unexercised
                                      Unexercised        In-the-Money
                       Shares           Options           Options at
                       Acquir-          at FY-End           FY-End
                       ed on   Value  Exercisable/     Exerciseable/
                       Exer-   Real-  Unexercisable    Unexercisable
Name                    cise   ized        (1)             (1) (2)
---------------------  ------  -----  --------------   ---------------
Thomas A. Lewis          --     --    78,100 / 53,000     $-- / --

Richard J. VanDerhoff(3) --     --    72,833 / 37,067     $-- / --

Gary M. Malino           --     --    46,634 / 24,466     $-- / --

Michael R. Pfeiffer      --     --    34,967 / 20,733     $-- / --

Richard G. Collins(3)    --     --    28,334 / 19,233     $-- / --

[FN]
(1) Excludes options granted on January 1, 2000 as compensation for 1999 (See "Executive Compensation-Summary Compensation Table").

(2) Market value of underlying Common Stock on date of fiscal year-end minus the exercise price. The share price as of December 31, 1999 was $20.625.

(3)  All options held were forfeited on January 1, 2000.


Employment Agreements

    Effective January 1, 2000, each of Messrs. Lewis, Malino, Pfeiffer, Kundrak and Selman has entered into employment agreements with the Company pursuant to which each employee receives a base salary of $300,000, $200,000, $200,000, $155,000 and $150,000,
respectively, and the right to receive severance compensation upon the occurrence of certain events as specified in the agreements. The employee may terminate the agreement at any time upon two weeks' written notice to the Company. The Company may terminate the agreement without cause at any time upon written notice to the employee. The employment agreements provide that upon termination by the Company, including termination resulting from a change in control of the Company, the employee will be entitled to receive monthly severance payments in an amount equal to the employee's base salary, payable in monthly installments. Each of Messrs. Lewis, Malino, and Pfeiffer is entitled to receive severance payments for 12 months following termination, and each of Messrs. Kundrak and Selman is entitled to receive severance payments for six months following termination. The amount of severance compensation is increased by 50% in the event of a termination resulting from a change in control of the Company.

    The employment agreements provide that the employee must devote his full time, attention and energy to the business of the Company and may not engage in any other business activity which would interfere with the performance of his duties or be competitive with the Company, unless specifically permitted by the Board. This restriction does not prevent the employee from making passive investments in a business not in competition with the Company, so long as the investment does not require the employee's services in a manner that would impair the performance of his duties under the employment agreement.


                         CERTAIN TRANSACTIONS

    In connection with Mr. VanDerhoff terminating his employment with the Company on December 31, 1999, he will receive a severance equal to his base salary in 1999 of $225,000.

    In January 2000, upon approval of the disinterested members of the Board of Directors, the Company formed Crest Net Lease, Inc., investing $2.9 million and acquiring 95% of the common stock, all of which is Class A and non-voting, and Messrs. Lewis, Malino, Pfeiffer, Collins, Kundrak and Selman invested $150,000 and acquired 5% of the common stock, all of which is Class B voting stock. The Company entered into promissory notes in the principal amount of $37,500 for Mr. Lewis and $22,500 each for Messrs. Malino, Pfeiffer, Collins, Kundrak and Selman to finance their investment in Crest Net Lease, Inc. The principal and interest on the promissory notes is due and payable on January 1, 2003. Crest Net Lease was created to actively buy and sell certain select properties, primarily to buyers using tax-deferred exchanges, under Section 1031 of the Internal Revenue Service Code. It is anticipated that the Company will make loans and, possibly, other contributions to Crest Net Lease in connection with its acquisition activities. Mr. Lewis and Mr. Smith are directors of Crest Net Lease.

        COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    In 1999, the Compensation Committee was comprised of five independent non-employee directors. The Compensation Committee is responsible for, among other things, establishing remuneration levels for officers (including the Named Executive Officers) of the Company and establishing and administering executive compensation programs.

    Our compensation policies have been structured to link the compensation of our executive officers with enhanced stockholder value. Through the establishment of short- and long-term incentive plans, we seek to align the financial interests of the executive officers with those of our stockholders.


Executive Compensation Philosophy

    In designing our compensation programs, we have followed our belief that compensation should reflect the value created for stockholders while supporting the business strategies and long-range plans of the Company and the markets the Company serves. In doing so, the compensation programs reflect the following themes:

        A compensation program that stresses our financial performance and the executive officers' individual performance.

        A compensation program that strengthens the relationship between pay and performance by providing variable, at-risk compensation that is reflective of current market practices and comparable executive rates and is dependent upon the level of success in meeting specified Company and individual performance goals.

        An annual incentive plan that supports a performance-oriented environment and which generates a portion of compensation based on the achievement of specific performance goals, with superior performance resulting in total annual compensation above competitive levels.

        A long-term incentive plan that is designed to reward executive officers for long-term strategic management of the Company and the enhancement of stockholder value.

    The Compensation Committee will review and determine the compensation of our executive officers with this philosophy on compensation as its basis.

Executive Compensation Components

    Our executive compensation is based on three components, each of which is intended to serve the overall compensation philosophy. Base Salary. Base salary is set at a level competitive with amounts paid to executive officers of comparable companies with similar business structure, size and marketplace orientation. In determining appropriate salary levels, the Compensation Committee considers the individual's scope of responsibility, experience and performance. In addition, the Compensation Committee reviews competitive market and industry data. The data we review compares our compensation practices to a group of comparable companies which tend to have similar business structure, size and marketplace orientation.

    Salaries for executive officers are reviewed by the Compensation Committee on an annual basis. Increases to base salaries will be driven by our assessment of competitive pay levels and by individual performance. Base salaries allow executives to be rewarded for individual performance based on our evaluation process which encourages the development of executives and sustained levels of contribution to the Company. Base salaries also offer security to executives and allow the Company to attract competent executive talent and maintain a stable management team.

    Executive Incentive Compensation. We have adopted a management incentive plan which is linked to the long-term performance of the Company. Executive officers are eligible to receive annual grants of cash, incentive stock options and restricted stock based upon the achievement by the executive officers of annual financial criteria stated in terms of target and maximum goals as determined by the Compensation Committee at the beginning of the fiscal year and the following three factors: (a) growth in our funds from operations ("FFO"), which is a common statistical benchmark in the real estate investment trust ("REIT") industry, (b) our performance compared to a peer group of comparable companies, and (c) the executive's individual performance.

    In keeping with our commitment to provide a total compensation package which emphasizes at-risk components of compensation, awards granted under the plan are intended to retain and motivate executive officers to improve long-term stock market performance.

    Chief Executive Officer Compensation. In 1999, Mr. Lewis received base compensation of $262,500. In accordance with the terms of the Management Incentive Plan, the Compensation Committee established an FFO performance target at the beginning of the 1999 fiscal year and an award under the Management Incentive Plan was attributable 60% to FFO performance, 20% to total stockholder return as compared to the Company's peer group and 20% to personal evaluation. Based on these criteria and after reviewing competitive pay levels for the position of Chief Executive Officer, the Compensation Committee determined to award Mr. Lewis with a cash bonus of $75,000, 40,000 stock options and

3,000 shares of restricted stock for 1999. The restricted stock and the stock options granted vest one-third each year assuming Mr. Lewis' continued employment with the Company.

    Under Section 162(m) of the Internal Revenue Code (the "Code"), income tax deductions of publicly-traded companies in tax years beginning on or after January 1, 1994 may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any "excess parachute-payments" as defined in Section 280G of the Code) in any one year. To the extent that total compensation paid by the Company to any employee exceeds $1 million in any one year, all or a portion of such excess amount may not be deductible by the Company under Section 162(m) of the Code. The Compensation Committee has designed our compensation so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which are related to increases in the price of our common stock. We may also pay compensation which is not deductible in other limited circumstances when sound management of the Company so requires.

        Donald R. Cameron, Chairman
        William E. Clark
        Roger P. Kuppinger
        Michael D. McKee
        Willard H. Smith Jr.

Date:  March 27, 2000


The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.


      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


Messrs. Cameron, Clark, Kuppinger, McKee, and Smith each served on the Compensation Committee during 1999. None of Messrs. Cameron, Kuppinger, McKee, and Smith have been an officer or employee of the Company. Mr. Clark was formerly the Chief Executive Officer of the Company until May 1997. None of the members of the Compensation Committee have any financial relationship with the Company other than disclosed herein.

                        STOCK PERFORMANCE GRAPH

    The chart below compares the performance of our Common Stock with the performance of an index including all securities for U.S. companies listed on Standard & Poor's 500 Total Return Index (the "S&P 500 Total Return Index") and of a peer group of companies, measuring the changes in common stock prices for the five year period from January 1, 1995 through December 31, 1999. The chart assumes an investment of $100 on December 31, 1994, and as required by the Commission, all values shown assume the reinvestment of all distributions, if any, and, in the case of the peer group, are weighted to reflect the market capitalization of the component companies. The peer group consists of Commercial Net Lease Realty, Franchise Finance Corporation of America, Lexington Corporate Properties, Inc., and U.S. Restaurant Properties, Inc.

                       TOTAL RETURN PERFORMANCE

                                [GRAPH]


                                    Period Ending
            ---------------------------------------------------------
Index       12/31/94  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99
----------  --------  --------  --------  --------  --------  --------
Realty Income
 Corporation  100.00    145.15    166.58    191.07    201.79    183.43

Realty Income
 Peer Index   100.00    138.53    178.79    203.16    194.77    181.85

S&P 500       100.00    137.58    169.03    225.44    289.79    350.50

                COMPLIANCE WITH FEDERAL SECURITIES LAWS

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, "Insiders"), to file with the Commission initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of the Company. Insiders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on our review of copies of Forms 3, 4, and 5, and the amendments thereto, received by the Company for the year ended December 31, 1999, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, we believe that during the year ended December 31, 1999, all filings requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of our stock.


     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of March 7, 2000 certain information with respect to the beneficial ownership of shares of our Common Stock by (i) each director and Named Executive Officer and (ii) all directors and executive officers of the Company as a group. We do not know of any person who beneficially owns 5% or more of the outstanding shares of our Common Stock. Except as otherwise noted, we believe that the beneficial owners of shares of our Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                 Shares of Beneficial
                                 Ownership of Common        Percent of
Name of Beneficial Owner         Stock of the Company         Class
-------------------------        --------------------       ----------
William E. Clark (1)                    534,501                   2.0%

Thomas A. Lewis (2)                     165,023                     *

Gary M. Malino (3)                      114,042                     *

Richard J. VanDerhoff (4)                81,515                     *

Michael R. Pfeiffer (5)                  39,567                     *

Donald R. Cameron (6)                    36,700                     *

Michael D. McKee (7)                     27,000                     *

Roger P. Kuppinger (8)                   25,950                     *
(table continued next page)
                                                           Page 18

(table continued)
                                 Shares of Beneficial
                                 Ownership of Common        Percent of
Name of Beneficial Owner         Stock of the Company         Class
-------------------------        --------------------       ----------
Willard H. Smith Jr. (9)                 23,500                     *

Richard G. Collins                        1,833                     *

Kathleen R. Allen, Ph.D.                     --                    --

All directors and executive
  officers of the Company, as a
  group (13 persons)(10)              1,058,521                   3.9%
----------------------
*Less than one percent

[FN]
(1) Mr. Clark's total includes 518,623 shares owned of record by The William E. Clark, Jr. and Evelyn J. Clark Family Trust (the "Clark Family Trust"), of which he is a trustee and 449 shares owned of record by his wife. Mr. Clark disclaims beneficial ownership of the shares owned of record by his wife. Mr. Clark's total includes 15,000 shares subject to options that are exercisable within 60 days of March 7, 2000.

(2) Mr. Lewis' total includes 78,100 shares subject to options that are exercisable within 60 days of March 7, 2000.

(3) Mr. Malino's total includes 206 shares owned of record by his wife, as to which he disclaims beneficial ownership, and 1,043 shares owned of record jointly with his wife, as to which he shares voting and disposition power with his wife. Mr. Malino's total includes 46,633 shares subject to options that are exercisable within 60 days of March 7, 2000.

(4) Mr. VanDerhoff's total includes 2,440 shares owned of record by his wife.

(5) Mr. Pfeiffer's total includes 34,967 shares subject to options that are exercisable within 60 days of March 7, 2000.

(6) Mr. Cameron's total includes 10,200 shares owned of record by the Cameron, Murphy and Spangler, Inc. Amended and Restated Pension Trust dated April 1, 1984, of which he is the trustee. Of the 10,200 shares, 10,000 shares are in the account of Mr. Cameron and 200 shares in the account of Lachlan Cameron. Mr. Cameron's total also includes 1,500 shares owned of record by his son, Donald Cameron. Mr. Cameron's total includes 25,000 shares subject to options that are exercisable within 60 days of March 7, 2000. Mr. Cameron disclaims beneficial ownership of the

     1,500 shares owned by his son and the 200 shares owned by the Cameron, Murphy and Spangler, Inc. Amended and Restated Pension Trust in the account of Lachlan Cameron.

(7) Mr. McKee's total includes 25,000 shares subject to options that are exercisable within 60 days of March 7, 2000.

(8) Mr. Kuppinger's total includes 25,000 shares subject to options that are exercisable within 60 days of March 7, 2000.

(9) Mr. Smith's total includes 22,500 shares subject to options that are exercisable within 60 days of March 7, 2000.

(10) See notes (1) though (9)
(/FN>

The following table sets forth as of March 7, 2000 certain information with respect to the beneficial ownership of shares of our Class B Preferred Stock by (i) each director and Named Executive Officer and
(ii) all directors and executive officers of the Company as a group. We do not know of any person who beneficially owns 5% or more of the outstanding shares of our Class B Preferred Stock. Except as otherwise noted, we believe that the beneficial owners of shares of our Class B Preferred Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                 Shares of Beneficial
                                 Ownership of Class B
                                 Preferred Stock of         Percent of
Name of Beneficial Owner             the Company               Class
-------------------------        --------------------       ----------
Donald R. Cameron                         2,000                     *

All directors and executive
  officers of the Company, as a
  group (13 persons)                      2,000                     *

    The following table sets forth as of March 7, 2000 certain information with respect to the beneficial ownership of shares of our Class B Common Stock of Crest Net Lease, Inc. by (i) each director and Named Executive Officer and (ii) all directors and executive officers of the Company as a group. We believe that the beneficial owners of shares of our Class B Common Stock of Crest Net Lease, Inc. listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                   Shares of Beneficial
                                   Ownership of Class B
                                      Common Stock of       Percent of
Name of Beneficial Owner         Crest Net Lease, Inc.(1)      Class
-------------------------        ------------------------   ----------
Thomas A. Lewis                            3.0                   25.0%

Gary M. Malino                             1.8                   15.0%

Michael R. Pfeiffer                        1.8                   15.0%

Richard G. Collins                         1.8                   15.0%

All directors and executive
  officers of the Company, as a
  group (13 persons)                      12.0                  100.0%

[FN]
(1) The Class B common stock of Crest Net Lease represents 5% economic ownership of Crest Net Lease, but 100% of the voting stock. The Company holds 100% of the Class A common stock of Crest Net Lease, Inc. which represents 95% economic ownership of Crest Net Lease. The Class A common stock is non-voting stock.


                               AUDITORS

    Subject to its discretion to appoint other auditors if it deems such action appropriate, the Board of Directors has retained KPMG LLP as our auditors for the current fiscal year. The Board of Directors has been advised that KPMG LLP is independent with respect to the Company and its subsidiaries within the meaning of the Securities Act and the applicable published rules and regulations thereunder. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire and to respond to appropriate questions from stockholders.


             STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our Proxy Statement, they must be received by us at our principal office in Escondido, California, on or before November 27, 2000.

    In addition, if a stockholder desires to bring business (including director nominations) before our 2001 Annual Meeting that is or is not the subject of a proposal timely submitted for inclusion in our Proxy

Statement, written notice of such business, as prescribed in our Bylaws, must be received by our Secretary between November 28, 2000 and December 28, 2000. For additional requirements, a stockholder may refer to our Bylaws, Section 12, "Nominations and Stockholder Business," a copy of which may be obtained from the Company's Secretary. If we do not receive timely notice pursuant to our Bylaws, any proposal will be excluded from consideration at the meeting, regardless of any earlier notice provided in accord with SEC Rule 14a-8.


                       YOUR PROXY IS IMPORTANT
                  WHETHER YOU OWN FEW OR MANY SHARES

       Please date, sign and mail the enclosed Proxy Card today.

     YOUR VOTE IS IMPORTANT TO THE COMPANY WHETHER YOU OWN FEW OR MANY SHARES! Please complete, date and sign the attached proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.




                       REALTY INCOME CORPORATION
             ANNUAL MEETING OF STOCKHOLDERS - MAY 3, 2000

                  THIS PROXY IS SOLICITED ON BEHALF
                      OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Realty Income Corporation, a Maryland corporation (the "Company") hereby appoints Michael R. Pfeiffer as proxy for the undersigned, with full power of substitution, to attend the Annual Meeting of the Stockholders of the Company to be held at the California Center for the Arts, 340 North Escondido Boulevard, Escondido, California, 92025, on May 3, 2000 at 9:00 a.m. Local Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

     The votes entitled to be cast by the undersigned will be cast as instructed on the back of this card. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" the following proposals.


All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

(Continued, and to be dated and signed on reverse side.)

                                     Realty Income Corporation
                                     P.O. Box 11104
                                     New York, N.Y. 10203-0104

     YOUR VOTE IS IMPORTANT TO THE COMPANY WHETHER YOU OWN FEW OR MANY SHARES! Please complete, date and sign the attached proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.


   The Board of Directors recommends a vote FOR Election of Directors.

Proposal 1.  Election of Directors

  FOR all nominees            WITHHOLD AUTHORITY to vote
  listed below     [   ]      for all nominees listed below  [   ]

Nominees: Kathleen R. Allen, William E. Clark and Thomas A. Lewis (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike through that nominee's name above.)


Proposal 2.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

Change of Address and or Comments Mark Here  [   ]

Please date this proxy and sign it exactly as your name or names appear. When shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the president or other authorized officer. If shares are held by a partnership, please sign in partnership name by an authorized person.


Dated:          , 2000



Signature(s)
            -----------------------------------------------

Votes MUST be indicated (x) in Black or Blue ink.   [X]

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.
                                                           Page 24